Exhibit 99.1

Investors & Reporters May Contact:
Matt Pettoni
VP of Finance & Treasurer
(770) 418-8219
ir@asburyauto.com

ASBURY AUTOMOTIVE GROUP ANNOUNCES
ACQUISITION OF PARK PLACE DEALERSHIPS AND PROVIDES UPDATE ON RECENT PERFORMANCE
Acquisition includes revised transaction terms from the previously-announced transaction on December 11, 2019

Business dramatically improves in May and June

Streamlined cost structure supporting continued profitability and cash flow generation

Acquisition expected to be immediately accretive to cash flow and earnings

DULUTH, GA, July 6, 2020 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., entered into a definitive agreement to acquire certain assets of Park Place Dealerships, one of the country’s largest and most prominent luxury dealer groups for $685 million of goodwill and approximately $50 million for parts, fixed assets, and leaseholds, excluding vehicle inventory.

“We are pleased our business model and performance allowed us to navigate the current environment and re-engage on a highly strategic acquisition that will make us an even stronger company. We have seen our new and used volume sequentially improve each week in May and June with higher profit per vehicle. We have also seen our Parts and Service business improve in June as the economy gradually opens-up. Strong May and June performance, along with cost restructuring efforts, have driven higher profitability and cash flow, giving us conviction to move forward with a revised Park Place acquisition. In March, we had to step away from the transaction due to lack of visibility around COVID-19, but after seeing the rebound off the April low, we can proceed with a more refined deal under more flexible and favorable terms” said David Hult, Asbury's President and Chief Executive Officer.

“Park Place is highly regarded as one of the best and most efficient operators of luxury stores in the industry. Their portfolio of stores comes with a strong base of loyal clients and long-tenured team members throughout the high growth Dallas/Fort Worth market. This acquisition will enhance our total portfolio and add approximately $1.7 billion in expected annualized revenues. We are thankful to all of our employees who have worked so hard over the last few months to manage through this pandemic. The talent in our organization and the resilience of the dealer model have put us in a position to acquire Park Place and become a more diversified company,” Hult added.

The operating assets to be acquired include 12 new vehicle franchises, all of which are located in the attractive Dallas/Fort Worth market: 3 Mercedes-Benz, 3 Sprinter, 2 Lexus, 1 Jaguar and 1 Land Rover, 1 Porsche, and 1 Volvo. The acquisition will also include the Park Place auto auction and two collision centers.

The transaction is expected to increase Asbury’s geographic mix to 28% of revenue derived from the Texas market, and further diversify the Company’s overall portfolio from 36% to approximately 49% of revenue derived from luxury brands. The luxury segment has historically delivered strong and stable margins that are significantly above those achieved by mid-line import and domestic brands. Luxury stores also tend to be more resilient in downturns, operate fewer dealers nation-wide and maintain a higher portion of gross profit from parts and service.

Park Place has a highly attractive mix of large dealerships with revenue comprised of 38% Mercedes-Benz, 37% Lexus, 12% Jaguar/Land Rover, 9% Porsche, and 5% Volvo.

Park Place owns and operates a portfolio of high volume, award winning luxury dealerships with premier real estate. Four stores are ranked among the top 10 stores in volume in the country amongst their franchise: Mercedes-Benz, Lexus, Porsche, and the Jaguar/Land Rover store. In addition, the other Lexus store and the Volvo store are ranked in the top 20 nationally.

Financial Impact

The purchase price includes $685 million of goodwill and approximately $50 million for parts, fixed assets, and leaseholds, excluding vehicle inventory. The transaction is targeted to close in the third quarter of 2020. It is subject to customary closing conditions.

The Company expects to achieve significant synergies over the next three years through integrating Park Place with Asbury. The purchase price reflects a 7.7x multiple on targeted EBITDA of $95 million, including run-rate synergies of at least $20 million, expected to be realized over the next three years. In addition, Asbury is expecting $10 million in annual cash tax savings from goodwill amortization with a present value of approximately $80 million. In all, the Company believes the returns on the Park Place investment will exceed its cost of capital and will deliver substantial value to shareholders.

The acquisition of Park Place, assuming an end of August close, is expected to be accretive to 2021 earnings. Asbury also expects to incur pre-tax costs associated with the transaction of approximately $0.20 per share in Q3 2020.

Q2 2020 Preliminary Monthly Results

The following table presents selected preliminary unaudited financial results as of, and for, each of the three months ended June 30, 2020. The unaudited financial results reflects our preliminary estimates based on currently available information. Our financial closing procedures for the three months ended June 30, 2020 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from these preliminary estimates. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information. These estimates should not be viewed as a substitute for interim financial statements prepared in accordance with U.S. GAAP. Our independent registered public accounting firm has not conducted a review of and does not express an opinion or any other form of assurance with respect to, these preliminary estimates.

			Estimates
	April	May	June
Same store:
New unit growth	-34%	-20%	-16%
Used unit growth	-38%	-7%	+1%
P&S gross profit growth	-47%	-36%	0%

New margin	4.8%	4.5%	5.7%
Used margin	5.6%	7.0%	8.9%
F&I PVR	$ 1,604	$ 1,704	$ 1,823

All stores:
SG&A as a % of gross profit	80%	63%	55%
Pre-tax income ($ millions)	$ 3m*	$ 21m	$ 41m
Pre-tax income growth	-91%	7%	105%

*includes approximately $5m of guaranteed pay in April for employees

The Company ended June with strong liquidity position of approximately $730 million of available liquidity, including cash, floor plan offsets, revolver, and used vehicle line. The Park Place transaction is expected to be funded through a combination of Asbury’s existing credit facilities, seller financing, and cash on hand. Although the transaction is expected to initially take the Company above its targeted leverage range, the strength of the business combined with free cash flow generation is expected to allow the Company to maintain a strong credit profile and deleverage to 3.0x within eighteen months.

BofA Securities served as financial advisor to Asbury Automotive Group; Hill Ward Henderson and Jones Day acted as legal counsel to Asbury. The Presidio Group served as financial advisor to Park Place Dealerships and Locke Lord acted as legal counsel to Park Place Dealerships.

Additional information regarding the transaction will be provided during a conference call on July 7, 2020 at 9:00 a.m., Eastern Time. The conference call will be simulcast live on the internet and can be accessed at www.asburyauto.com. A replay will be available at these sites for 30 days.

In addition, a live audio of the call will be accessible to the public by calling (800) 353-6461 (domestic), or (334) 323-0501 (international); passcode - 6655993. Callers should dial in approximately 5 to 10 minutes before the call begins.

A conference call replay will be available two hours following the call for seven days, and can be accessed by calling (888) 203-1112 (domestic), or (719) 457-0820 (international); passcode - 6655993.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. Asbury currently operates 83 dealerships, consisting of 102 franchises, representing 31 domestic and foreign brands of vehicles. Asbury also operates 24 collision repair centers. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

To the extent that statements in this presentation are not recitations of historical fact, such statements constitute “forward-looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this presentation may include statements relating to goals, plans, expectations, projections regarding the expected benefits of the proposed transaction, managements plans, projections and objectives for future operations, scale and performance, integration plans and expected synergies therefrom, the timing of completion of the proposed transaction, our financial position, results of operations, market position, capital allocation strategy, business strategy and expectations of our management with respect to, among other things: changes in general economic and business conditions, including the impact of COVID-19 on the automotive industry in general, the automotive retail industry in particular and our customers, suppliers, vendors and business partners; our preliminary financial results for the period ending June 30, 2020; our relationships with vehicle manufacturers; our ability to improve our margins; operating cash flows and availability of capital; capital expenditures; the amount of our indebtedness; the completion of pending and future acquisitions and divestitures; future return targets; future annual savings; general economic trends, including consumer confidence levels, interest rates, and fuel prices; and automotive retail industry trends.

The following are some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including: the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement; the risk that the necessary manufacturer approvals may not be obtained; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that the proposed transaction will not be consummated in a timely manner; risks that any of the closing conditions to the proposed acquisition may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed acquisition; failure to realize the benefits expected from the proposed acquisition; failure to promptly and effectively integrate the acquisition; and the effect of the announcement of the proposed acquisition on their operating results and businesses and on the ability of Asbury and Park Place Dealerships to retain and hire key personnel, maintain relationships with suppliers; our ability to execute our business strategy; our financial closing procedures for the three months ended June 30, 2020, which may cause final results upon completion of our closing procedures to vary from the preliminary estimates, which were prepared by the Company’s management, based upon a number of assumptions and additional items that could require material adjustments to the preliminary financial information; the annual rate of new vehicle sales in the U.S.; our ability to generate sufficient cash flows; our ability to improve our liquidity position; market factors and the future economic environment, including consumer confidence, interest rates, the price of oil and gasoline, the level of manufacturer incentives and the availability of consumer credit; the reputation and financial condition of vehicle manufacturers whose brands we represent and our relationships with such manufacturers, and their ability to design, manufacture, deliver and market their vehicles successfully; significant disruptions in the production and delivery of vehicles and parts for any reason, including natural disasters, affecting the manufacturers whose brand we sell; our ability to enter into, maintain and/or renew our framework and dealership agreements on favorable terms; the inability of our dealership operations to perform at expected levels or achieve expected return targets; our ability to successfully integrate recent and future acquisitions; changes in, failure or inability to comply with, laws and regulations governing the operation of automobile franchises, accounting standards, the environment and taxation requirements; our ability to leverage gains from our dealership portfolio; high levels of competition in the automotive retailing industry which may create pricing pressures on the products and services we offer; our ability to minimize operating expenses or adjust our cost structure; our ability to execute our capital expenditure plans; our ability to capitalize on opportunities to repurchase our debt and equity securities; our ability to achieve estimated future savings from our various cost saving initiatives and strategies; our ability to comply with our debt or lease covenants and obtain waivers for the covenants as necessary; and any negative outcome from any future litigation. These risks, uncertainties and other factors are disclosed in Asbury’s Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q and other periodic and current reports filed with the Securities and Exchange Commission from time to time.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this presentation. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, whether as a result of new information, future events or otherwise.